Exhibit 99.1

Contact:

Ana Lopez

Evan Smith, CFA / Erica Pettit

SFBC International, Inc.

Financial Dynamics

305-895-0304

212-850-5606 / 212-850-5615

SFBC International Announces Record First Quarter 2005 Revenue, Net Earnings and Earnings per Share

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Direct Revenue Increases 159% to $77.9 million for the Quarter

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Company Reports Non-GAAP Earnings Per Share of $0.48 and GAAP Earnings Per Share of $0.33 Which Includes a One-Time, Non-Cash Financing Charge of $0.10 and $0.05 of Non-Cash Amortization of Intangibles per Fully Diluted Share

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Strong Demand for Company’s Early and Late Stage Services Expected to Continue Throughout 2005

MIAMI – April 28, 2005 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today reported first quarter 2005 financial results.

Direct revenue for the first quarter of 2005 was $77.9 million, an increase of 159% compared to direct revenue for the first quarter of 2004 of $30.1 million. Net revenue for the first quarter of 2005 was $97.1 million, which included reimbursed out-of-pocket expenses of $19.1 million, a 190% increase over the reported net revenue of $33.5 million, which included reimbursed out-of-pocket expenses of $3.4 million, in the first quarter of 2004. Earnings from operations for the first quarter of 2005 increased 165% to $12.4 million, representing a 16.0% operating margin on direct revenue, compared to $4.7 million for the first quarter of 2004, representing a 15.6% operating margin on direct revenue. Net earnings for the first quarter of 2005 increased by 47% to $5.5 million, or $0.33 per fully diluted share, compared to net earnings of $3.7 million, or $0.24 per fully diluted share, in the first quarter of 2004.

Non-GAAP EPS, which excludes the previously disclosed one-time, pre-tax, non-cash financing charge related to the voluntary early prepayment of $70 million of SFBC’s term loan of approximately $2.2 million, or $0.10 per fully diluted share for the first quarter of 2005, and non-cash expenses of approximately $0.05 related to non-cash amortization of intangible assets per fully diluted share, was $0.48 per fully diluted share, a 92% increase compared to $0.25 earnings per fully diluted share reported in the first quarter of 2004. SFBC believes this non-GAAP earnings information is a useful indicator of its underlying business performance.

RECONCILIATION OF GAAP EARNINGS PER SHARE TO NON-GAAP EPS*

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Net earnings	$0.33	$0.24
Add back:
Non-cash amortization of intangibles	$0.05	$0.01
One-time non-cash write-off in deferred financing costs related to the $70 million repayment of the Term loan	$0.10	—
Net earnings (Non- GAAP)	$0.48	$0.25

* All line items are represented per fully diluted share and individual line items are each net of tax effect

“In the first quarter of 2005, we experienced strong demand across all of the key areas of our business - early stage development, late stage development and bioanalytical laboratories,” commented Lisa Krinsky, M.D., chairman and president of SFBC International. “I am delighted to report that the acquisition of PharmaNet was immediately accretive in the first quarter, as anticipated. We are continuing to focus on the execution of our core business strategy while the integration of PharmaNet is progressing well, including cross-selling opportunities that we are actively pursuing. We are continuing to attract and service a broader global client base as a result of the broader service capability and deeper level of scientific expertise that SFBC and PharmaNet have together. In addition, our new bioanalytical laboratory in Toronto, which opened in January 2005, has been well received and work is ramping up nicely.”

Arnold Hantman, chief executive officer, stated, “Our strong operating results, reflected by our Non-GAAP EPS of $0.48, exceeded our internal expectations for the quarter. The results reflect the addition of PharmaNet and the continued demand from new and existing customers for our service offerings. Through our expanded capabilities and global presence in 24 countries, we are further expanding our reach within the global drug development services market consistent with the needs of our clients. We remain committed to exploring opportunities to strengthen our business for long-term growth and building shareholder value.”

Mr. Hantman added, “During the quarter, we completed an equity offering with net proceeds to SFBC of approximately $108.5 million, which we used in part to pay down a portion of our term loan and which has provided us with additional flexibility to expand our business both internally and through acquisitions. Given our lower debt to capital ratio and improved coverage ratios as a result of our reduced debt levels, we are exploring opportunities to further reduce our cost of debt.”

Other Financial Information

On March 31, 2005, backlog was approximately $358.5 million, representing a sequential increase of 15.1% over the approximately $311.5 million on December 31, 2004. Backlog consists of anticipated net revenue from letters of intent and contracts that either have not started but are anticipated to begin in the near future or are in process and have not been completed.

For the first quarter 2005, SFBC recorded net revenues by geographic region of $65.5 million from U.S. operations and $31.6 million from foreign operations compared to $17.4 million from U.S. operations and $16.1 million from foreign operations during the first quarter 2004. SFBC's effective tax rate in the first quarter of 2005 was 24.4% compared to 21.6% in the first quarter of 2004.

Capital expenditures were approximately $4.6 million in the first quarter of 2005, of which approximately $2.0 million was primarily attributable to the expansion of the Miami facility and the acquisition of land adjacent to the Miami facility.

Fiscal 2005 Guidance

Based upon SFBC's current business outlook and the interest for early and late stage outsourced clinical drug development services, SFBC is reaffirming its revenue guidance of $315 - $330 million in direct revenue, which excludes reimbursed out of pocket expenses.

Based on an increase in annual guidance of $0.03, the $0.09 net impact of the March 2005 equity offering, and a one-time charge of $0.09 related to the write-off of deferred financing costs of approximately $2.2 million (the effect of this financing charge of $0.10 per share during the first quarter of 2005 is $0.09 on an annualized basis due to the increase in the number of fully diluted shares for the full year 2005), SFBC is adjusting its 2005 GAAP EPS guidance to $1.61 - $1.69 from $1.76 - $1.84 and its non-GAAP EPS, which excludes non-cash expenses related to approximately $0.18 of non-cash amortization of intangibles, to $1.88 – $1.96 from $1.94 - $2.02 for fiscal 2005. A more detailed review of earnings guidance adjustments is provided in the charts below. SFBC believes this non-GAAP earnings information is a useful indicator of its underlying business performance.

SUMMARY OF GUIDANCE RELATED TO GAAP EPS*

	Low	High
Previous guidance, provided on 02/24/05	$1.76	$1.84
Less: Net impact of the March 2005 equity offering	($0.09)	($0.09)
Less: One time impact of write-off of deferred financing costs of approximately $2.2 million	($0.09)	($0.09)
Amended guidance adjusted for the impact of the March 2005 equity offering and the one-time write-off of deferred financing costs	$1.58	$1.66
Add: Increase in annual guidance on 04/28/05	$0.03	$0.03

Revised GAAP EPS guidance	$1.61	$1.69

* All line items are represented per fully diluted share and individual line items are each net of tax effect

SUMMARY OF GUIDANCE RELATED TO NON-GAAP EPS*

	Low	High
Revised GAAP EPS guidance	$1.61	$1.69
Add back: Non-cash amortization of intangibles	$0.18	$0.18
Add back: One time impact of write-off of deferred financing costs of approximately $2.2 million	$0.09	$0.09
Non-GAAP EPS Guidance	$1.88	$1.96

* All line items are represented per fully diluted share and individual line items are each net of tax effect

Conference Call Information

SFBC will host a live conference call and listen-only Webcast to discuss its first quarter 2005 results at 10:00 a.m. Eastern Time on Thursday, April 28, 2005. To participate in the conference call, please dial (800) 473-6123 (United States) or (973) 582-2706 (international). A listen-only Webcast of the conference call will be available on SFBC's website at www.sfbci.com.

For those unable to participate in the live conference call, there will be an audio replay available from April 28, 2005 at approximately 12:30 p.m. Eastern Time through May 12, 2005 at 11:59 p.m. Eastern Time, by dialing (877) 519-4471 (United States) or (973) 341-3080 (international) and entering the pass code: 5958655 for both telephone numbers. In addition, a replay of the live Webcast will also be available at www.sfbci.com from April 28, 2005 at approximately 12:30 p.m. Eastern Time through May 28, 2005 at 11:59 p.m. Eastern Time.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, which exclude, among other items, amortization of intangible assets relating to all of our acquisitions and other charges. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at www.sfbci.com.

About SFBC International, Inc.

SFBC International, Inc. provides early and late stage clinical drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies around the world. SFBC has more than 30 offices located in North America, Europe (including Central and Eastern Europe), South America, Asia, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I and early Phase II clinical trials and bioanalytical laboratory services, including early clinical pharmacology. SFBC also provides late stage clinical development services globally that focus on Phase II through IV clinical trials. SFBC also offers a range of complementary services, including data management and biostatistics, clinical laboratory services, medical and scientific affairs, regulatory affairs and submissions, and clinical IT solutions. Additional information is available on SFBC's website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to the integration of PharmaNet, cross-selling opportunities, expanding our reach, our backlog and our guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, SFBC's ability to continue integrating PharmaNet; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC's ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC's clients' ability to provide the drugs and medical devices used in its clinical trials; the national and international economic climate as it affects drug development operations; and the future market price of SFBC's stock. Further information can be found in SFBC's risk factors contained in the Form S-3 filed with the SEC earlier this year and other filings with the Securities and Exchange Commission.

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SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

FOR THE PERIODS ENDED MARCH 31, 2005 AND DECEMBER 31, 2004

	(Unaudited)	(Audited)
	March 31,	December 31,
	2005	2004
ASSETS
Cash, equivalents, and investments in marketable securities	55,595,703	24,908,585
Accounts receivable	96,462,992	98,067,099
Total current assets	181,488,541	150,266,110

Fixed assets	65,056,503	63,906,271

Goodwill and other intangibles, net	331,686,527	331,094,959

Total assets	593,497,257	558,187,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	67,688,178	82,626,781

Total liabilities	304,550,354	385,771,783

Stockholders' equity	288,946,903	172,415,327

Total liabilities and stockholders' equity	593,497,257	558,187,110

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

	Three Months Ended March 31,
	2005	2004
Net revenue
Direct revenue	$77,915,576	$30,120,094
Reimbursed out-of-pockets	19,136,369	3,365,445
Total net revenue	97,051,945	33,485,539
Costs and expenses
Direct costs	43,894,175	15,398,503
Reimbursable out-of-pocket expenses	19,136,917	3,365,445
Selling, general and administrative expenses	21,578,083	10,034,111
Total costs and expenses	84,609,175	28,798,059
Earnings from operations	12,442,770	4,687,480
Other income (expense)
Interest income	397,556	172,686
Interest expense	(5,511,083)	(105,548)
Total other income (expense)	(5,113,527)	67,138
Earnings before income taxes	7,329,243	4,754,618
Income tax expense	1,786,065	1,028,310
Earnings before minority interest in joint venture	5,543,178	3,726,308
Minority interest in joint venture	57,682	—
Net earnings	$5,485,496	$3,726,308

Earnings per share:
Basic	$0.35	$0.25
Diluted	$0.33	$0.24
Shares used in computing earnings per share:
Basic	15,784,111	14,982,494
Diluted	16,507,924	15,743,943